Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-90363) pertaining to the Amended and Restated 1998 Stock Incentive Plan of TheStreet.com (the “Company”) of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of the Company included in Form 10-K for the year ended December 31, 2003.

New York, New York
March 10, 2004